Exhibit 15.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Hexindai Inc. on Form S-8 (No. 333-223951) of our report dated July 27, 2018, with respect to our audits of the consolidated balance sheets of Hexindai Inc. as of March 31, 2018 and 2017 and the related consolidated statements of comprehensive income, changes in shareholders’ equity and cash flows for the years ended March 31, 2018, 2017 and 2016, which report is included in this Annual Report on Form 20-F of Hexindai Inc. for the year ended March 31, 2018.

/s/ Marcum Bernstein & Pinchuk LLP
Marcum Bernstein & Pinchuk LLP

New York, New York
July 27, 2018

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